Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-210907 on Form S-8,Registration Statement No. 333-269537 on Form S-3ASR and Registration Statement No. 333-264332 on form S-8 of our reports dated January 26, 2024, relating to the financial statements and financial statement schedule of Lennar Corporation, and the effectiveness of Lennar Corporation's internal control over financial reporting appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2023.

/s/ Deloitte & Touche LLP

Miami, Florida
January 26, 2024